Exhibit 4.1

AMENDED AND RESTATED

STOCKHOLDERS AGREEMENT

This AMENDED AND RESTATED STOCKHOLDERS AGREEMENT (this “Agreement”), dated as of October 21, 2021, is entered into by and among Altus Midstream Company, a Delaware corporation (the “Corporation”), APA Corporation, a Delaware corporation (“APA Corporation”), Apache Midstream LLC, a Delaware limited liability company (“Apache Midstream”), Buzzard Midstream LLC, a Delaware limited liability company and controlled Affiliate of ISQ Global Infrastructure Fund II L.P. (“ISQ”), BCP Raptor Aggregator, LP, a Delaware limited partnership and controlled Affiliate of Blackstone Capital Partners VII L.P. and Blackstone Energy Partners II L.P. (“BX Aggregator”), BX Permian Pipeline Aggregator LP, a Delaware limited partnership and controlled Affiliate of Blackstone Capital Partners VII L.P. and Blackstone Energy Partners II L.P. (“BX Permian”), New BCP Raptor Holdco, LLC, a Delaware limited liability company (“New Raptor”), and solely for purposes of Section 2(a)(iv) and Section 2(a)(v), BCP Raptor Holdco, LP, a Delaware limited partnership (“Raptor”). Each of the Corporation, APA Corporation, Apache Midstream, ISQ, BX Aggregator, BX Permian and New Raptor is sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

WHEREAS, the Corporation, Apache Midstream and Kayne Anderson Sponsor, LLC, a Delaware limited liability company (“Kayne Anderson”), previously entered into that certain Stockholders Agreement dated as of November 9, 2018 (the “Existing Stockholders Agreement”), pursuant to which, among other things, Apache Midstream and its Affiliates have certain Board designation rights;

WHEREAS, pursuant to the terms thereof, the Existing Stockholders Agreement has terminated with respect to Kayne Anderson;

WHEREAS, the current parties to the Existing Stockholders Agreement desire to amend and restate the Existing Stockholders Agreement in its entirety as provided herein; and

WHEREAS, in connection with the transactions (the “Business Combination”) contemplated by that certain Contribution Agreement, dated as of the date hereof, by and among the Corporation, Altus Midstream LP, a Delaware limited partnership, BCP Raptor Holdco, LP, a Delaware limited partnership, and New Raptor (the “Contribution Agreement”), the Corporation, APA Corporation, Apache Midstream, BX Aggregator, BX Permian, ISQ and New Raptor are entering into this Agreement, effective concurrently with the Closing (as defined below), to set forth certain understandings among themselves following the Closing.

NOW, THEREFORE, in consideration of the promises and of the mutual consents and obligations hereinafter set forth, the Parties hereby agree as follows:

Section 1. Definitions; Interpretation.

(a) Definitions. As used herein, the following terms shall have the following respective meanings:

“Affiliate” means (a) with respect to any Person, other than an individual, any other Person that directly or indirectly controls, is controlled by, or is under common control with, such Person (solely for purposes of Section 20, including any principal, member, director, partner, stockholder, officer, employee or other representative of any of the foregoing) and (b) as to any individual, (i) any member of the immediate family of an individual Stockholder, including parents, siblings, spouse, and children (including those by adoption) of such individual Stockholder, and, in any such case, any trust whose primary beneficiary is such individual Stockholder or one or more members of such individual Stockholder’s immediate family or such individual Stockholder’s lineal descendants, (ii) the legal representative or guardian of such individual Stockholder or of any such immediate family member in the event such individual Stockholder or any such immediate family member becomes mentally incompetent, and (iii) any Person controlling, controlled by, or under common control with, such individual Stockholder. As used in this definition, the term “control,” (and its correlative terms) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract, or otherwise. For purposes of this Agreement other than Section 20, (i) the Corporation shall not constitute an Affiliate of any other Party and (ii) no Party shall be deemed to be an Affiliate of another Party solely by reason of the execution and delivery of this Agreement or the Registration Rights Agreement.

“Agreement” has the meaning set forth in the Preamble.

“Altus Dividend” means the dividend as set forth on Schedule 1 hereto.

“APA Corporation” has the meaning set forth in the Preamble.

“Apache” means Apache Midstream and any Permitted Transferee to whom the rights and obligations of “Apache” have been assigned in compliance with Section 11(b).

“Apache Director” has the meaning set forth in Section 2(a)(i).

“Apache Midstream” has the meaning set forth in the Recitals.

“BX Aggregator” has the meaning set forth in the Preamble.

“BCP Sponsors” has the meaning set forth in Section 20(b).

“Beneficial Owner” means, with respect to any security, any Person who directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares (a) voting power, which includes the power to vote, or to direct the voting of, such security or (b) investment power, which includes the power to dispose, or to direct the disposition of, such security; provided, however, that (i) the Shares underlying the Warrants shall be deemed to not be Beneficially Owned by any Person for purposes of calculating Beneficial Ownership pursuant to Section 2 and Section 6 until such time as such Warrants are exercised in accordance with their terms and (ii) for purposes of Section 2 only, any shares issued by the Corporation in any primary issuance that occurs on a date between the date of this Agreement and December 31, 2022 shall not be considered outstanding until the day following the Corporation’s annual meeting that occurs in the 2023 calendar year. The terms “Beneficially Own” and “Beneficial Ownership” will have correlative meanings. For the avoidance of doubt, for purposes of this Agreement, no Stockholder shall be deemed to Beneficially Own the Shares of another Stockholder, solely due to the fact that such Shares are subject to this Agreement.

“Blackstone” means BX Aggregator and any Permitted Transferee to whom the rights and obligations of “Blackstone” have been assigned in compliance with Section 11(b).

“Blackstone Directors” has the meaning set forth in Section 2(a)(iii).

“Board” means the board of directors of the Corporation.

“Business Combination” has the meaning set forth in the Recitals.

“BX Permian” has the meaning set forth in the Preamble.

“Change of Control” means any transaction or series of related transactions, however structured, the result of which is that any “person” or “group” (within the meaning of Sections 13(d) or 14(d)(2) of the Exchange Act), other than any Stockholder and its Affiliates, acquires Beneficial Ownership of more than fifty percent (50%) of the voting stock of the Corporation, measured by voting power rather than number of shares, units or the like.

“Class A Common Stock” means the Class A common stock, par value $0.0001 per share, of the Corporation.

“Class C Common Stock” means the Class C common stock, par value $0.0001 per share, of the Corporation.

“Closing” means the closing of the Business Combination.

“Closing Date” means the date of the closing of the Business Combination.

“Common Stock” means (a) the Class A Common Stock, (b) the Class C Common Stock and (c) any capital stock of the Corporation into which such Common Stock may hereafter be changed or for which such Common Stock may be exchanged, and shall also include any Common Stock of the Corporation of any class hereafter authorized.

“Confidential Information” has the meaning set forth in Section 25.

“Contribution Agreement” has the meaning set forth in the Recitals.

“Corporation” has the meaning set forth in the Preamble.

“Covered Related Party Transaction” means any transaction for which disclosure would be required pursuant to Item 404(a) of Regulation S-K under the Exchange Act, but with all references to (a) “registrant” being deemed to be references to “the Corporation”, (b) “any related person” being deemed to be references to “the Stockholder (or the Affiliate of the Stockholder) entering into the transaction in question” and (c) “$120,000” being deemed to be references to “$5,000,000”. Notwithstanding the foregoing, any transaction (y) contemplated by the Contribution Agreement, the LPA or any other Ancillary Agreement (as defined in the

Contribution Agreement), or (z) entered into prior to the date of this Agreement shall, in each case, be deemed to not be a Covered Related Party Transaction; provided, however, that any amendment, waiver, consent or election by the Corporation or its controlled Affiliates after the date hereof in respect of any transaction that is the subject of foregoing clause (y) or (z) shall be deemed a Covered Related Party Transaction.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Existing Stockholders Agreement” has the meaning set forth in the Recitals.

“I Squared” means ISQ and any Permitted Transferee to whom the rights and obligations of “I Squared” have been assigned in compliance with Section 11(b).

“I Squared Directors” has the meaning set forth in Section 2(a)(ii).

“Identified Person” has the meaning set forth in Section 20(c).

“Independent Director” has the meaning set forth in Section 2(a)(iv).

“ISQ” has the meaning set forth in the Preamble.

“Joinder Agreement” has the meaning set forth in Section 3(a).

“Kayne Anderson” has the meaning set forth in the Recitals.

“LPA” means the Third Amended and Restated Agreement of Limited Partnership of Altus Midstream LP, dated as of the date hereof, as it may be amended, restated, supplemented and otherwise modified from time to time.

“National Securities Exchange” means the principal national securities exchange on which the Class A Common Stock is then listed for trading.

“New Raptor” has the meaning set forth in the Preamble.

“Non-Employee Directors” has the meaning set forth in Section 20(b).

“Opt-Out Notice” “has the meaning set forth in Section 24(d).

“Permitted Transferee” means, in respect of a Stockholder, any Affiliate of such Stockholder.

“Person” means any individual, corporation, firm, partnership, joint venture, limited liability company, estate, trust, business association, organization, any court, administrative agency, regulatory body, commission or other governmental authority, board, bureau or instrumentality, domestic or foreign and any subdivision thereof or other entity, and also includes any managed investment account.

“Recipient Parties” has the meaning set forth in Section 24.

“Registration Rights Agreement” means that certain Second Amended and Restated Registration Rights Agreement, dated as of the date hereof, by and among the Corporation, Apache Midstream, ISQ, BX Aggregator, BX Permian, New Raptor and the other Persons party thereto.

“SEC” means the U.S. Securities and Exchange Commission.

“Shares” means the shares of Common Stock of the Corporation.

“Stockholders” means each of APA Corporation, Apache Midstream, ISQ, BX Aggregator, BX Permian, New Raptor and any Person who becomes a Stockholder pursuant to Section 3(a) as a result of a Transfer from a Stockholder.

“Subject Opportunity” has the meaning set forth in Section 20(a).

“Subject Securities” means (a) Shares and Units Beneficially Owned by (x) APA Corporation, if any, and Apache Midstream immediately following the Closing, (y) BX Aggregator, BX Permian, ISQ and New Raptor immediately following the Closing and (z) a Permitted Transferee to whom any such Shares or Units set forth in the foregoing clause (x) and (y) are transferred in accordance with Section 3, (b) shares of Class A Common Stock that may be received at a later date upon the redemption or exchange of any Units and shares of Class C Common Stock covered by clause (a), (c) the Warrants Beneficially Owned by Apache Midstream immediately following the Closing and (d) shares of Class A Common Stock that may be received at a later date upon the exercise of Warrants covered by clause (c).

“Transfer” has the meaning set forth in Section 3(a).

“Units” has the meaning given to such term in the LPA as of the date hereof.

“Warrants” means the warrants exercisable for shares of Class A Common Stock.

Any capitalized term used in any Section of this Agreement that is not defined in this Section 1 shall have the meaning ascribed to it in such other Section or as otherwise defined herein.

(b) Rules of Construction. The headings and captions herein are inserted for convenience of reference only and are not intended to govern, limit, or aid in the construction of any term or provision hereof. The Parties recognize that this Agreement is the product of the joint efforts of the Parties. It is the intention of the Parties that every covenant, term, and provision of this Agreement shall be construed simply according to its fair meaning and not strictly for or against any Party (notwithstanding any rule of law requiring an agreement to be strictly construed against the drafting party), it being understood that the Parties are sophisticated and have had adequate opportunity and means to retain counsel to represent their interests and to otherwise negotiate the provisions of this Agreement. Further, unless the context requires otherwise:

(i) terms defined in Section 1 or elsewhere in this Agreement have the meanings assigned to them in that Section for purposes of this Agreement;

(ii) the gender (or lack of gender) of all words used in this Agreement includes the masculine, feminine, and neuter;

(iii) references to Sections (other than in connection with laws) refer to Sections, respectively, of this Agreement unless otherwise indicated by the context thereof;

(iv) the words “herein,” “hereof,” “hereunder,” and other words of similar import refer to this Agreement as a whole and not to any particular Section;

(v) “include,” “includes,” and “including” mean “include, without limitation,” “includes, without limitation,” and “including, without limitation,” respectively;

(vi) terms defined herein include the plural as well as the singular;

(vii) “or” is not exclusive;

(viii) all references to “$” and dollars shall be deemed to refer to United States currency unless otherwise specifically provided;

(ix) if a provision or defined term is incorporated into this Agreement by referencing another contract and such contract is terminated, such termination shall have no effect on such provision or defined term as used in this Agreement; and

(x) the serial comma is sometimes included and sometimes omitted. Its inclusion or omission shall not affect the interpretation of any phrase.

Section 2. Board of Directors.

(a) Designation of Directors. Following the Closing Date:

(i) Apache shall have the right to designate to the Board one (1) director for so long as Apache and its Affiliates Beneficially Own 10% or more of the outstanding Shares (the director designated by Apache, the “Apache Director”);

(ii) I Squared shall have the right to designate to the Board (A) two (2) directors for so long as I Squared and its Affiliates Beneficially Own 20% or more of the outstanding Shares and (B) one (1) director for so long as I Squared and its Affiliates Beneficially Own 10% or more but less than 20% of the outstanding Shares (the directors designated by I Squared, the “I Squared Directors”); and

(iii) Blackstone shall have the right to designate to the Board on the Closing Date (A) three (3) directors for so long as Blackstone and its Affiliates Beneficially Own 30% or more of the outstanding Shares, (B) two (2) directors for so long as Blackstone and its Affiliates Beneficially Own 20% or more but less than 30% of the outstanding Shares and (C) one (1) director for so long as Blackstone and its Affiliates Beneficially Own 10% or more but less than 20% of the outstanding Shares (the directors designated by Blackstone, the “Blackstone Directors”).

(iv) Apache shall have the one-time right to designate to the Board on the Closing Date two (2) directors who qualify as independent under the listing rules of the National Securities Exchange (each an “Independent Director”); provided, that Raptor shall be entitled to reject one such proposed designee and, in the event of such rejection, Apache shall have the right to designate an alternative Independent Director.

(v) Blackstone shall have the one-time right to designate to the Board on the Closing Date two (2) Independent Directors; provided, that Apache shall be entitled to reject one such proposed designee and, in the event of such rejection, Blackstone shall have the right to designate an alternative Independent Director.

(b) Chairperson of the Board. Blackstone shall have the right to designate a Blackstone Director as the Non-Executive Chairperson of the Board until the earlier of December 31, 2024 and such time as Blackstone is no longer entitled to designate pursuant to Section 2(a)(iii).

(c) Election of Directors. The Corporation shall take all necessary action to cause all individuals designated pursuant to Section 2(a) to be included in the slate of nominees recommended by the Board (or any authorized committee thereof) to the Corporation’s stockholders for election as directors at each annual meeting of the stockholders of the Corporation (or in connection with any election by written consent) and the Corporation shall use reasonable best efforts to cause the election of each such designee, including nominating each such individual to be elected as a director of the Corporation, recommending such individual’s election and soliciting proxies in favor of the election of such designee.

(d) Replacement of Directors. If at any time Apache, I Squared or Blackstone has designated fewer than the total number of individuals that Apache, I Squared or Blackstone, as applicable, is then entitled to designate pursuant to this Section 2, or in the event that a vacancy is created at any time by the death, disability, retirement, resignation, disqualification, removal (with or without cause) or failure to be elected at an annual or special meeting of the stockholders of an Apache Director, I Squared Director or Blackstone Director designated pursuant to this Section 2 (which, for the avoidance of doubt, does not include the Independent Directors appointed by Apache or Blackstone pursuant to this Section 2), then Apache, I Squared or Blackstone, as applicable depending on whether such vacancy or vacancies relate to an Apache Director, I Squared Director or Blackstone Director, shall have the right to designate such additional individuals or replacements to fill such vacancy or vacancies so long as the total number of persons that will serve on the Board immediately thereafter pursuant to Section 2(a) as designees of Apache, I Squared or Blackstone, as applicable, will not exceed the total number of persons Apache, I Squared or Blackstone, as applicable, is entitled to designate pursuant to Section 2(a) on the date of such designation. In any such case, the Corporation shall promptly take all necessary action to effect the appointment of such additional or replacement designee(s), and the Board or authorized committee thereof shall promptly appoint such designee to the Board. The Corporation shall not reduce the size of the Board if the effect thereof would deny any Party its designation rights provided in Section 2(a).

(e) Laws and Regulations. Nothing in this Section 2 shall be deemed to require that any Party, or any Affiliate thereof, act or be in violation of any applicable provision of law, regulation, legal duty (including fiduciary duty) or requirement, or rule of any National Securities Exchange.

(f) Reimbursement of Expenses. The Corporation shall reimburse the directors designated pursuant to this Section 2 for all reasonable out-of-pocket expenses incurred in connection with their attendance at meetings of the Board and any committees thereof, including travel, lodging and meal expenses, but the directors designated pursuant to Section 2(a)(i), (ii), and (iii) shall not be entitled to receive compensation for service as directors of the Corporation. In addition, the Independent Directors shall be entitled to receive additional compensation as determined by the Board.

(g) Indemnity Agreements. Simultaneously with any person designated in accordance with this Agreement becoming a director, the Corporation shall execute and deliver to each such director a customary director indemnification agreement dated the date such director becomes a director of the Corporation.

Section 3. Lockup and Transfer Restrictions.

(a) For twelve (12) months following the Closing Date, no Stockholder shall, without the prior written consent of the Corporation, (i) offer, pledge, sell, contract to sell, grant any option, right or warrant to purchase, give, assign, distribute (including to any limited partners), hypothecate, pledge, encumber, grant a security interest in, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of (including through any hedging or other similar transaction) any economic, voting or other rights in or to Subject Securities, or otherwise transfer or dispose of, directly or indirectly, Subject Securities or (ii) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of Beneficial Ownership of Subject Securities (any such transaction described in clause (i) or (ii) above, a “Transfer”). Notwithstanding the foregoing, the restrictions set forth in this Section 3(a) shall not apply to (A) a Transfer pursuant to a Change of Control or (B) a Transfer by a Stockholder to any of its Affiliates otherwise in compliance with this Agreement; provided, however, that (i) any such Affiliate must agree in writing to be bound by Section 3 of this Agreement (and any related section of this Agreement) by execution of a Joinder Agreement in the form attached hereto as Exhibit A (“Joinder Agreement”) (which such execution shall be deemed, for all purposes, to be the execution of this Agreement), with such transferee being deemed to be such transferor Stockholder and a Party for purposes of Section 3 of this Agreement (and any related section of this Agreement) and (ii) the Corporation is provided with an executed copy of the Joinder Agreement.

(b) Notwithstanding Section 3(a), APA Corporation and Apache Midstream shall be free to engage in any Permitted Apache Offering (as defined in the Registration Rights Agreement) during the Apache Priority Window (as defined in the Registration Rights Agreement).

(c) For the avoidance of doubt, the redemption or exchange of Units for shares of Class A Common Stock pursuant to the terms of the LPA (and corresponding cancellations of shares of Class C Common Stock) shall not be deemed to be a Transfer under this Section 3; provided for the avoidance of doubt that any shares of Class A Common Stock issued pursuant to such redemption or exchange shall be subject to the restrictions in this Section 3.

Section 4. Directors’ and Officers’ Insurance.

The Corporation shall maintain directors’ and officers’ liability insurance covering the Corporation’s and its subsidiaries’ directors and officers and issued by reputable insurers, with appropriate policy limits, terms, and conditions (including “tail” insurance if necessary or appropriate). The provisions of this Section 4 are intended to be for the benefit of, and will be enforceable by, each indemnified party, his or her heirs, and his or her representatives and are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract or otherwise.

Section 5. Effectiveness.

(a) This Agreement shall become effective immediately prior to, and conditioned upon, the Closing. If the Closing does not occur, the Existing Stockholders Agreement shall be deemed to be in effect without any further action by the parties thereto.

(b) Notwithstanding the foregoing clause (a), the provisions in Section 23 shall be effective as of the date hereof. All obligations under Section 23 shall terminate upon the termination of the Contribution Agreement.

Section 6. Duration of Agreement.

This Agreement shall terminate automatically as to an individual Stockholder (a) upon the written agreement of such Stockholder and the Corporation or (b) upon the later of (i) twelve (12) months from the Closing Date and (ii) when such Stockholder (including any Affiliate of such Stockholder) ceases to Beneficially Own at least 10% of the outstanding Shares; provided, however, that Section 20 shall survive the termination of this Agreement.

Section 7. Governing Law.

(a) This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware without regard to the principles of conflicts of law.

(b) The Parties hereby irrevocably submit to the exclusive jurisdiction of the courts of the State of Delaware and the federal courts of the United States of America located in the State of Delaware, over any dispute between the Parties arising out of this Agreement, and the Parties irrevocably agree that all such claims in respect of such dispute shall be heard and determined in such courts. The Parties hereby irrevocably waive, to the fullest extent permitted by law, any objection which they may now or hereafter have to the venue of any such dispute arising out of this Agreement brought in such court or any defense of inconvenient forum for the maintenance of such dispute. The Parties agree that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(c) Should any term or provision of this Agreement for any reason be declared invalid or unenforceable, such decision shall not affect the validity or enforceability of any of the other terms or provisions of this Agreement, which other terms and provisions shall remain in full force and effect and the application of such invalid or unenforceable term or provision to Persons or circumstances other than those as to which it is held invalid or unenforceable shall be valid and be enforced to the fullest extent permitted by law. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the Parties agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and that this Agreement shall be valid and enforceable as so modified.

(d) EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT.

Section 8. Stock Dividends, Etc.

The provisions of this Agreement shall apply to any and all Shares and to any and all shares of capital stock of the Corporation or any successor or assignee of the Corporation (whether by merger, consolidation, sale of assets, or otherwise) which may be issued in respect of, in exchange for or in substitution for the Shares, by reason of any stock dividend, split, reverse split, combination, recapitalization, reclassification, merger, consolidation, or otherwise in such a manner and with such appropriate adjustments as to reflect the intent and meaning of the provisions hereof and so that the rights, privileges, duties, and obligations hereunder shall continue with respect to the capital stock of the Corporation as so changed.

Section 9. No Third-Party Benefit.

This Agreement (a) is for the sole benefit of the Parties hereto and (b) is not intended to benefit any other Person. No Person that is not a Party to this Agreement may enforce any part of this Agreement or rely upon any data or information disclosed or developed pursuant to this Agreement.

Section 10. Amendments.

(a) No amendment, supplement, or waiver of this Agreement shall be binding unless executed in writing by the Party to be bound thereby.

(b) If a provision or a defined term incorporated by reference into this Agreement is amended, supplemented, or modified in the agreement from which such provision or defined term is incorporated, such amendment, supplement, or modification shall have no effect on such provision or defined term as used in this Agreement unless such amendment, supplement, or modification is approved as provided in this Section 10.

Section 11. Assignment.

(a) Except as expressly required by Section 3 in connection with a Transfer by a Stockholder to an Affiliate who executes a Joinder Agreement or Section 11(b), no Party shall assign the rights and obligations contained in this Agreement without the prior written consent of each other Person then-party to this Agreement, and any such action without the required consent shall be void ab initio.

(b) Notwithstanding Section 11(a), any Person who is Apache, Blackstone or I Squared as of the time of determination shall be permitted to assign the rights (but only with all related obligations) of Apache, Blackstone or I Squared, as applicable, under Section 2 and Section 21 (and any related section of this Agreement) to its Permitted Transferee that agrees in writing to be bound by this Agreement by execution of a Joinder Agreement (which such execution shall be deemed, for all purposes, to be the execution of this Agreement) and the Corporation is provided with an executed copy of the Joinder Agreement and is notified of the change in Apache, Blackstone or I Squared, as applicable. For the avoidance of doubt, only one Person shall be Apache, only one Person shall be Blackstone and only one Person shall be I Squared under this Agreement at any given time.

(c) This Agreement shall bind and inure to the benefit of the Parties and any permitted successors or assigns to the original Parties to this Agreement, but such assignment shall not relieve any Party of any obligations hereunder.

Section 12. Notices.

Any notice, designation, demand, request, including a request for consent under this Agreement, and other communication required or permitted to be given or made hereunder shall be in writing and shall be deemed to have been duly given or made if (a) delivered personally, (b) transmitted by first class registered or certified mail, postage prepaid, return receipt requested, (c) delivered by prepaid overnight courier service or (d) delivered by confirmed facsimile transmission or electronic mail to a Party at the following addresses (or at such other addresses as shall be specified by a Party by similar notice):

In the case of notice to the Corporation, to:

Altus Midstream Company

2000 Post Oak Blvd., Suite 100

Houston, Texas 77056

Attention: Ben C. Rodgers

With a copy to (which copy shall not constitute notice):

Bracewell LLP

711 Louisiana Street, Suite 2300

Houston, Texas 77002

Attention: Jason Jean

and to:

Apache Midstream LLC

2000 Post Oak Blvd., Suite 100

Houston, Texas 77056

Attention: Legal Department

In the case of notice to Apache, APA Corporation or Apache Midstream, to:

Apache Midstream LLC

One Post Oak Central, 2000 Post Oak Blvd., Suite 100

Houston, Texas 77056

Attention: Ben C. Rodgers

With copies to (which copies shall not constitute notice):

Apache Legal

2000 Post Oak Blvd., Suite 100

Houston, Texas 77056

Attention: General Counsel

and

Bracewell LLP

711 Louisiana Street, Suite 2300

Houston, Texas 77002

Attention: Jason Jean

In the case of notice to Blackstone, BX Aggregator or BX Permian, to:

Blackstone Management Partners L.L.C.

345 Park Avenue

New York, NY 10154

Attention: David Foley

With a copy to (which copy shall not constitute notice):

Vinson & Elkins L.L.P.

1001 Fannin Street

Houston, Texas 77002

Attention: Keith Fullenweider; Douglas E. McWilliams

In the case of notice to I Squared or ISQ, to:

Buzzard Midstream LLC

c/o I Squared Capital Advisors (US) LLC

410 Park Avenue, Suite 830

New York, NY 10022

With copies to (which copies shall not constitute notice):

I Squared Capital Advisors (US) LLC

410 Park Avenue, Suite 830

New York, NY 10022

and

I Squared Capital Advisors (US) LLC

410 Park Avenue, Suite 830

New York, NY 10022

and

Sidley Austin LLP

1000 Louisiana, Suite 5900

Houston, TX 77002

Attention: Glenn L. Pinkerton; Atman Shukla

In the case of notice to New Raptor, to:

New BCP Raptor Holdco, LLC

2700 Post Oak Blvd, Suite 300

Houston, TX 77056

Attention: Todd Carpenter

With copies to (which copies shall not constitute notice):

Blackstone Management Partners L.L.C.

345 Park Avenue

New York, NY 10154

Attention: David Foley

and

Vinson & Elkins L.L.P.

1001 Fannin Street

Houston, Texas 77002

Attention: Keith Fullenweider; Douglas E. McWilliams

Notices shall be effective (i) if delivered personally or sent by courier service, upon actual receipt by the intended recipient, (ii) if mailed, upon the earlier of five (5) days after deposit in the mail or the date of delivery as shown by the return receipt therefor, (iii) if sent by facsimile transmission, when confirmation of transmission is received or (iv) if sent by electronic mail, when confirmation is received. Whenever any notice is required to be given by law or this Agreement, a written waiver thereof, signed by the Person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice.

Section 13. Waiver.

(a) No waiver by any Party hereto of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the Party so waiving. No waiver by any Party shall operate or be construed as a waiver in respect of any failure, breach, or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. Except as specifically set forth in this Agreement, no failure by a Party hereto to exercise, or delay in exercising, any right, remedy, power or privilege hereunder shall operate or be construed as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

(b) Notwithstanding anything to the contrary herein, the Corporation shall not waive the Transfer restrictions set forth in Section 3(a) unless such waiver has been approved by a majority of the disinterested directors on the Board, as determined by the Board.

Section 14. Entire Agreement.

This Agreement and the Contribution Agreement constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof. There are no restrictions, promises, warranties, covenants or undertakings between the Parties, other than those expressly set forth or referred to herein or therein. Unless otherwise provided herein, any consent required by the Corporation may be withheld by the Corporation in its sole discretion.

Section 15. Inconsistent Arrangements; Specific Performance.

(a) No Party shall enter into any agreements or arrangements of any kind with any Person with respect to any Shares on terms inconsistent with the provisions of this Agreement (whether or not such agreements or arrangements are with Persons that are Parties to this Agreement), including agreements or arrangements with respect to the acquisition or disposition of any Shares in a manner inconsistent with this Agreement.

(b) Each Party acknowledges that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms and that a remedy at law for any breach or attempted breach of this Agreement will be inadequate. It is accordingly agreed that the Parties shall be entitled to specific performance and injunctive and other equitable relief in case of any such breach or attempted breach and to enforce specifically the terms and provisions hereof, and further agrees to waive (to the extent legally permissible) any legal conditions required to be met for the obtaining of any such injunctive or other equitable relief (including securing or posting any bond in order to obtain equitable relief). Each Party further agrees that, in the event of any action for an injunction or other equitable remedy in respect of such breach or enforcement of specific performance, it will not assert the defense that a remedy at law would be adequate.

Section 16. Counterparts.

This Agreement may be executed in counterparts, all of which together shall constitute an agreement binding on all Parties hereto, notwithstanding that all such Parties are not signatories to the original or the same counterpart. Facsimile copies of signatures shall constitute original signatures for all purposes of this Agreement and any enforcement hereof. The failure of any Stockholder to execute this Agreement shall not make it invalid as against any other Stockholder.

Section 17. Further Assurances.

Each Party hereto shall do and perform or cause to be done and performed all such further acts and things and shall execute and deliver all such other agreements, certificates, instruments, and other documents as any other Party hereto reasonably may request in order to carry out the provisions of this Agreement and the consummation of the transactions contemplated hereby.

Section 18. Director and Officer Actions.

No director or officer of the Corporation shall be personally liable to the Corporation or any Stockholder as a result of any acts or omissions taken under this Agreement in good faith.

Section 19. No Recourse.

This Agreement may only be enforced against, and any claims or cause of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against, the Persons that are expressly identified as Parties hereto and no past, present or future Affiliate, director, officer, employee, incorporator, member, manager, partner, stockholder, agent, attorney or representative of any Party hereto shall have any liability for any obligations or liabilities of the Parties to this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby.

Section 20. Waiver of Corporate Opportunities.

(a) To the extent allowed by law, the doctrine of corporate opportunity, or any other analogous doctrine, shall not apply with respect to the Corporation or any of its officers or directors, or any of their respective Affiliates, and the Corporation renounces any expectancy that any of the directors or officers of the Corporation will offer any such corporate opportunity of which he or she may become aware to the Corporation, except that the doctrine of corporate opportunity shall apply with respect to any of the directors or officers of the Corporation only with respect to a corporate opportunity (i) that was offered to such person solely in his or her capacity as a director or officer of the Corporation, (ii) that is one the Corporation is legally and contractually permitted to undertake and would otherwise be reasonable for the Corporation to pursue and (iii) to the extent the director or officer is permitted to refer such opportunity to the Corporation without violating any legal obligation (such a corporate opportunity, a “Subject Opportunity”).

(b) In furtherance of the foregoing, in recognition and anticipation that (i) certain directors, principals, officers, employees or other representatives of The Blackstone Group L.P. and ISQ Global Infrastructure Fund II L.P. (the “BCP Sponsors”) and their respective Affiliates (including ISQ, BX Aggregator, BX Permian and New Raptor) may serve as directors, officers or agents of the Corporation, (ii) the BCP Sponsors and their respective Affiliates (including ISQ, BX Aggregator, BX Permian and New Raptor) may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage or other business activities that overlap with or compete with those in which the Corporation, directly or indirectly, may engage and (iii) members of the Board who are not employees of the Corporation and their Affiliates that may be designated, nominated or elected by the BCP Sponsors or their respective Affiliates (the “Non-Employee Directors”) may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage or other business activities that overlap with or compete with those in which the Corporation, directly or indirectly, may engage, the provisions of this Section 20 are set forth to regulate and define the conduct of certain affairs of the Corporation with respect to certain classes or categories of business opportunities as they may involve any of the BCP Sponsors, the Non-Employee Directors or their respective Affiliates and the powers, rights, duties and liabilities of the Corporation and its directors, officers and stockholders in connection therewith.

(c) None of (i) the BCP Sponsors or any of their respective Affiliates or (ii) any Non-Employee Director (including any Non-Employee Director who serves as an officer of the Corporation in both his or her director and officer capacities) or his or her Affiliates (the Persons identified in clauses (i) and (ii) above being referred to, individually, as an “Identified Person”) shall, to the fullest extent permitted by law, have any duty to refrain from directly or indirectly (1) engaging in the same or similar business activities or lines of business in which the Corporation or any of its Affiliates now engages or proposes to engage or (2) otherwise competing with the Corporation or any of its Affiliates, and, to the fullest extent permitted by law, no Identified Person shall be liable to the Corporation or its stockholders or to any Affiliate of the Corporation for breach of any fiduciary duty solely by reason of the fact that such Identified Person engages in any such activities. To the fullest extent permitted by law, the Corporation hereby renounces any interest or expectancy in, or right to be offered an opportunity to participate in, any business opportunity that may be a corporate opportunity for an Identified Person and the Corporation or any of its Affiliates, except as provided in Section 20(d). Subject to Section 20(d), in the event that any Identified Person acquires knowledge of a potential transaction or other business opportunity that may be a corporate opportunity for itself, herself or himself and the Corporation or any of its Affiliates, such Identified Person shall, to the fullest extent permitted by law, have no duty to communicate or offer such transaction or other business opportunity to the Corporation or any of its Affiliates and, to the fullest extent permitted by law, shall not be liable to the Corporation or its stockholders or to any Affiliate of the Corporation for breach of any fiduciary duty as a stockholder, director or officer of the Corporation solely by reason of the fact that such Identified Person pursues or acquires such corporate opportunity for itself, herself or himself, or offers or directs such corporate opportunity to another Person.

(d) The Corporation does not renounce its interest in any Subject Opportunity offered to any Non-Employee Director (including any Non-Employee Director who serves as an officer of this Corporation), and the provisions of Section 20(c) and Section 20(e) shall not apply to any such Subject Opportunity.

(e) In addition to and notwithstanding the foregoing provisions of this Section 20, a corporate opportunity shall not be deemed to be a potential corporate opportunity for the Corporation if it is a business opportunity that (i) the Corporation is neither financially or legally able, nor contractually permitted to undertake, (ii) from its nature, is not in the line of the Corporation’s business or is of no practical advantage to the Corporation or (iii) is one in which the Corporation has no interest or reasonable expectancy.

Section 21. Dividends and Distributions.

Subject to the Corporation’s governing documents and applicable provisions of law, regulation, legal duty (including fiduciary duty) or requirement, or rule of any National Securities Exchange, for so long as Apache, I Squared or Blackstone is entitled to designate a director pursuant to Section 2(a), the Corporation shall not take any action to reduce, delay or discontinue the Altus Dividend prior to December 31, 2023 without the prior written consent of each of Apache, I Squared and Blackstone, as applicable, permitting such action. For the avoidance of doubt, in the event that Apache, I Squared or Blackstone is no longer entitled to designate a director pursuant to Section 2(a), such Stockholder’s prior written consent shall not be required under this Section 21.

Section 22. Covered Related Party Transactions.

Any transaction between the Corporation or its subsidiaries, on the one hand, and a Stockholder or Affiliate of a Stockholder, on the other hand, that constitutes a Covered Related Party Transaction shall require the prior approval of 66% or more of the disinterested directors on the Board, as determined by the Board.

Section 23. Dividend Reinvestment Plan.

The Parties shall negotiate and enter into definitive documentation reasonably promptly following the date of this Agreement related to a dividend reinvestment plan with the terms described in Exhibit B hereto, to be implemented promptly following the Closing Date.

Section 24. Financial Statements. The Corporation shall use commercially reasonable efforts to deliver or cause to be delivered to each Stockholder (so long as such Stockholder and its Affiliates Beneficially Own 10% or more of the outstanding Shares) (together, the “Recipient Parties”), at such Stockholder’s request:

(a) No later than 30 days after the end of each of the first three calendar quarters of each fiscal year, an unaudited consolidated balance sheet, consolidated income statement, and consolidated statement of cash flows of the Corporation and its subsidiaries for such calendar quarter;

(b) No later than 30 days after the end of each fiscal year, a draft consolidated balance sheet, draft consolidated income statement, and draft consolidated statement of cash flows of the Corporation and its subsidiaries for such fiscal year; and

(c) No later than 55 days after the end of each fiscal year, the Corporation Annual Financials (as defined in the LPA) for such fiscal year.

(d) Any Recipient Party may deliver written notice (an “Opt-Out Notice”) to the Corporation requesting that such Person not receive from the Corporation any information provided pursuant to clauses (a), (b) or (c) of this Section 24; provided, however, that such Person may later revoke any such Opt-Out Notice in writing. Following receipt of an Opt-Out Notice (unless subsequently revoked), the Corporation shall not deliver such information pursuant to this Section 24.

Section 25. Disclosure of Information. The Recipient Parties acknowledge that they will receive information from or regarding the Corporation and its subsidiaries in the nature of trade secrets or that otherwise is confidential information or proprietary information (as further defined below, “Confidential Information”), the release of which would be damaging to the Corporation or Persons with which the Corporation conducts business. Each Recipient Party shall hold in strict confidence any Confidential Information that such recipient receives pursuant to this Agreement, and each Recipient Party shall not disclose such Confidential Information to any Person (including any Affiliates) other than another Recipient Party or a director or officer of the Corporation, or otherwise use such information for any purpose other than to evaluate, analyze, and keep apprised of the Corporation’s and its subsidiaries’ assets and their interest therein and for the internal use thereof by a Recipient Party or its Affiliates, except for disclosures (i) to comply with any laws (including applicable stock exchange or quotation system requirements), provided, that a Recipient Party must notify the Corporation promptly of any disclosure of Confidential Information which is required by law, and any such disclosure of Confidential Information shall be to the minimum extent required by law, (ii) to Affiliates, partners, members, stockholders, investors, directors, officers, employees, agents, attorneys, consultants, lenders, professional advisers or representatives of the Recipient Party or its Affiliates (provided, that such Recipient Party shall be responsible for assuring such partners’, members’, stockholders’, investors’, directors’, officers’, employees’, agents’, attorneys’, consultants’, lenders’, professional advisers’ and representatives’ compliance with the terms hereof, except to the extent any such Person who is not a partner, member, stockholder, director, officer or employee has agreed in writing addressed to the Corporation to be bound by customary undertakings with respect to confidential and proprietary information similar to this Section 25), or to Persons to which that Recipient Party’s Shares are proposed to be transferred, but only if the recipients of such information have agreed to be bound by customary confidentiality undertakings similar to this Section 25, (iii) of information that a Recipient Party also has received from a source independent of the Corporation and that such Recipient Party reasonably believes such source obtained without breach of any obligation of confidentiality to the Corporation, (iv) of information obtained prior to the formation of the Corporation, provided, that this clause (iv) shall not relieve any Recipient Party or any of its Affiliates from any obligations it may have to any other Recipient Party or any of its Affiliates under any existing confidentiality agreement, (v) that have been or become independently developed by a Recipient Party or its Affiliates or on their behalf without using any of the Confidential Information, (vi) that are or become generally available to the public (other than as a result of a prohibited disclosure by such Recipient Party or its representatives), (vii) in connection with any proposed transfer of all or part of a Recipient Party’s Shares or the proposed sale of all or substantially all of a Recipient Party or its direct or indirect parent, to (A) advisers or representatives of the Recipient Party, (B) its direct or indirect parent or (C) Persons to which such interests may be transferred, but only if the recipients of such information have agreed to be bound by customary undertakings with respect to confidential and proprietary information similar to this Section 25 or (viii) to the extent the Corporation shall have consented to such disclosure in writing. The term “Confidential Information” shall include any information pertaining to the Corporation’s or any of its subsidiaries’ business which is not available to the public, whether written, oral, electronic, visual form or in any other media, including, without limitation, such information that is proprietary, confidential or concerning the Corporation’s (or any of its subsidiaries’) ownership and operation of their respective assets or related matters, including any actual or proposed operations or development project or strategies, other operations and business plans, actual or projected revenues and expenses, finances, contracts and books and records. Notwithstanding the foregoing, to the extent applicable, the Recipient Parties and their Affiliates may make disclosures to their respective direct and indirect limited partners and members such information (including Confidential Information) as is customarily provided to current or prospective limited partners in private equity funds sponsored or managed by Affiliates of Blackstone and ISQ. Each Recipient Party acknowledges that Confidential Information furnished to it pursuant to this Agreement may include material nonpublic information concerning the Corporation and its related parties or their respective securities and hereby confirms that it is familiar with the Exchange Act and the rules and regulations promulgated thereunder.

[Signature Page to Follow]

The Parties have signed this agreement as of the date first written above.

THE CORPORATION:

ALTUS MIDSTREAM COMPANY

By:	/s/ Ben C. Rodgers

Name:	Ben C. Rodgers

Title:	Chief Financial Officer and Treasurer

STOCKHOLDERS:

APA CORPORATION

By:	/s/ Stephen J. Riney
Name:	Stephen J. Riney
Title:	Executive Vice President and Chief Financial Officer

APACHE MIDSTREAM LLC

By:	/s/ Stephen J. Riney
Name:	Stephen J. Riney
Title:	Executive Vice President and Chief Financial Officer

BCP RAPTOR AGGREGATOR, LP

By:	/s/ David Foley
Name:	David Foley
Title:	Senior Managing Director

BX PERMIAN PIPELINE AGGREGATOR LP

By:	/s/ David Foley
Name:	David Foley
Title:	Senior Managing Director

SIGNATURE PAGE TO AMENDED AND RESTATED

STOCKHOLDERS AGREEMENT

BUZZARD MIDSTREAM LLC

By:	/s/ Thomas Lefebvre
Name:	Thomas Lefebvre
Title:	Authorized Person

NEW BCP RAPTOR HOLDCO, LLC

By:	/s/ Jamie Welch
Name:	Jamie Welch
Title:	Chief Executive Officer, President and Chief Financial Officer

And solely for purposes of Section 2(a)(iv) and Section 2(a)(v):

BCP RAPTOR HOLDCO, LP

By:	/s/ Jamie Welch
Name:	Jamie Welch
Title:	Chief Executive Officer, President and Chief Financial Officer

SIGNATURE PAGE TO AMENDED AND RESTATED

STOCKHOLDERS AGREEMENT

Exhibit A

FORM OF JOINDER AGREEMENT

[DATE]

The undersigned hereby absolutely, unconditionally and irrevocably agrees to be bound by the terms and provisions of [Section 3 of]1 that certain Amended and Restated Stockholders Agreement, dated as of October [•], 2021, by and among Altus Midstream Company, a Delaware corporation, APA Corporation, a Delaware corporation, Apache Midstream LLC, a Delaware limited liability company, Buzzard Midstream LLC, a Delaware limited liability company and controlled affiliate of ISQ Global Infrastructure Fund II L.P., BCP Raptor Aggregator, LP, a Delaware limited partnership and controlled affiliate of Blackstone Capital Partners VII L.P. and Blackstone Energy Partners II L.P., BX Permian Pipeline Aggregator LP, a Delaware limited partnership and controlled affiliate of Blackstone Capital Partners VII L.P. and Blackstone Energy Partners II L.P., New BCP Raptor Holdco, LLC, a Delaware limited liability company, and solely for purposes of Section 2(a)(iv) and Section 2(a)(v) thereof, BCP Raptor Holdco, LP, a Delaware limited partnership (the “Stockholders Agreement”) [(and any related section of the Stockholders Agreement)], and to join in the Stockholders Agreement as a Party and a Stockholder (each as defined in the Stockholders Agreement) [for purposes of Section 3 of the Stockholders Agreement (and any related section of the Stockholders Agreement)] with the same force and effect as if the undersigned were originally a party thereto.

IN WITNESS WHEREOF, the undersigned has executed this Joinder Agreement as of [DATE].

Name:

Notice Information:

[1]

Italicized language to be included if the Joinder Agreement is not being executed in connection with an assignment of the rights and obligations of Apache, Blackstone or I Squared pursuant to Section 11(b).

EXHIBIT A TO AMENDED AND RESTATED

STOCKHOLDERS AGREEMENT

Exhibit B

DRIP TERM SHEET

Mandatory DRIP:	Apache Midstream, ISQ, BX Aggregator, BX Permian and New Raptor agree that, with respect to Common Units in Altus Midstream LP and shares of Class A Common Stock held by such Person immediately following Closing, at least 20% of all distributions or dividends received shall be reinvested in shares of Class A Common Stock. This mandatory dividend reinvestment program shall apply (i) between Closing and the date dividends are declared for the quarter ending December 31, 2023 (the “End Date”) and (ii) to any shares of Class A Common Stock issued pursuant to the redemption or exchange of such Common Units until the End Date. The audit committee of the Board shall have the authority to increase the percentage of the mandatory dividend reinvestment to up to 100%. The audit committee shall issue resolutions compliant with Rule 16b-3(d)(1) under the Exchange Act for each participant.

Optional Drip:	All holders of shares of Class A Common Stock shall be entitled to reinvest all or part of their dividends from shares of Class A Common Stock on substantially the same terms as the Mandatory DRIP.

VWAP:	All shares of Class A Common Stock issued in connection with the Mandatory DRIP and Optional Drip shall be valued at a 3% discount to the volume weighted average price for the five trading days prior to the applicable record date.

Pro Rata:	The audit committee’s approval of any Mandatory DRIP reinvestment shall be pro rata such that each Person subject to the Mandatory DRIP reinvests the same percentage of each distribution/dividend for shares of Class A Common Stock.

No Prohibition on Transfers:	Subject to the terms of Section 3 of this Agreement, nothing in this Exhibit B shall restrict a Person from Transferring its Common Units or shares of Common Stock; provided that any Transfers to Affiliates shall remain subject to the terms of the Mandatory DRIP.

[Remainder of page intentionally blank.]

EXHIBIT B TO AMENDED AND RESTATED

STOCKHOLDERS AGREEMENT

Schedule 1

The Corporation shall pay to the holders of Class A Common Stock a dividend in the amount of $1.50 per share per quarter ($6.00 per share per year) during the period commencing on the Closing Date and ending on December 31, 2023.

SCHEDULE 1